UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 21, 2005

NEWPORT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-01649	94-0849175
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1791 Deere Avenue, Irvine, California	92606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 863-3144

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Acceleration of Stock Options

On December 21, 2005, the Compensation Committee of the Board of Directors of Newport Corporation (the “Registrant”) approved, effective as of December 21, 2005, the acceleration of vesting of unvested, out-of-the-money options to purchase shares of the Registrant’s common stock having exercise prices of $16.91 per share or greater, which were previously awarded to employees, including executive officers. Options held by non-employee directors were not subject to such acceleration. Options to purchase a total of 268,500 shares of common stock, with exercise prices ranging from $16.91 to $24.09 per share, were accelerated.

The following table summarizes the options which were accelerated:

	Aggregate Number of Shares Subject to Accelerated Vesting	Weighted Average Exercise Price Per Share
Options Held by Named Executive Officers(1)	109,688	$16.91
Options Held by All Other Employees	158,812	$17.91
Total(2)	268,500	$17.50

(1)	Comprised of the Registrant’s five named executive officers as reflected in Registrant’s Proxy Statement dated April 15, 2005.

(2)	The accelerated options represent approximately 4.8% of the Registrant’s total outstanding options as of December 21, 2005.

The decision to accelerate the vesting of these options was made primarily to enable the Registrant to eliminate future compensation expense associated with these out-of-the-money options that it would otherwise be required to recognize following the adoption of Statement of Financial Accounting Standards No. 123, Share Based Payment (revised 2004) (“SFAS 123R”). The Registrant will be required to apply the expense recognition provisions of SFAS 123R beginning in the first quarter of 2006. In addition, the Compensation Committee of the Board of Directors of the Registrant determined that these options, which have exercise prices that are well in excess of the current market value of the Registrant’s common stock, have significantly lower employee retention and incentive value at this time.

As a result of the acceleration, the Registrant expects to eliminate a total of approximately $1.5 million of compensation expense on a pre-tax basis over its fiscal years 2006, 2007 and 2008, which would have otherwise been required by SFAS 123R. The acceleration of vesting of these options will not result in a charge to earnings based on accounting principles generally accepted in the United States.

Amendment to Employee Stock Purchase Plan

On December 21, 2005, the Compensation Committee of the Board of Directors of the Registrant approved, effective as of January 1, 2006, an amendment to the Registrant’s Amended and Restated Employee Stock Purchase Plan, which was established by the Board of Directors on April 1, 2003 and approved by the Registrant’s stockholders on May 21, 2003 (the “Plan”). The decision to amend the Plan was made primarily to reduce the future compensation expense which the Registrant will be required to recognize in connection with future purchases under the Plan following the adoption of SFAS 123R.

Currently, the Plan permits eligible employees to subscribe for and purchase directly from the Registrant shares of the Registrant’s common stock for a purchase price equal to the lesser of: (1) 85% of the fair market value of the Registrant’s common stock on the first day of the offering period, or (2) 85% of the fair market value of the Registrant’s common stock on the last day of the offering period. The offering periods under the Plan coincide with the calendar quarters. The amendment will eliminate the “look-back” feature of the Plan and reduce the discount on the purchase price for shares purchased under the Plan. As amended, the Plan will provide that, for any offering period, commencing with the first offering period in 2006, the purchase price for shares purchased under the Plan will be equal to 95% of the fair market value of the Registrant’s common stock on the last day of the offering period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 27, 2005	NEWPORT CORPORATION

	By:	/s/ Jeffrey B. Coyne
Jeffrey B. Coyne
Senior Vice President, General Counsel and Corporate Secretary